Exhibit 1: Consolidated Income Statement
(Tree Months Ended on March 31)

	Ch$ millions			US$ millions (1)
	YTD Mar 03	YTD Mar 04	% Change	YTD Mar 03	YTD Mar 04	% Change

Revenues	61,983	73,869	19.2%	84.7	119.8	41.4%
COGS	(54,202)	(62,256)	14.9%	(74.1)	(101.0)	36.3%
Gross Income	7,781	11,613	49.2%	10.6	18.8	77.1%
Gross Margin	12.6%	15.7%	-	12.6%	15.7%	-
SG&A	(5,618)	(5,696)	1.4%	(7.7)	(9.2)	20.3%
% sales	9.1%	7.7%	-	9.1%	7.7%	-
Operating Income	2,163	5,917	173.6%	3.0	9.6	224.7%
Operating Margin	3.5%	8.0%	-	3.5%	8.0%	-
Financial Income	338	360	6.5%	0.5	0.6	26.4%
Equity in Earning (Losses) of Related Companies	1	(9)	N/A	0.0	(0.0)	N/A
Other non-Operating Income	54	219	305.6%	0.1	0.4	381.3%
Financial Expenses	(4,080)	(2,631)	-35.5%	(5.6)	(4.3)	-23.5%
Positive Goodwill Amortization	(581)	(477)	-17.9%	(0.8)	(0.8)	-2.6%
Other non-Operating Expenses	(919)	(624)	-32.1%	(1.3)	(1.0)	-19.4%
Price-level Restatement	(1,762)	388	N/A	(2.4)	0.6	N/A
Non-Operating Results	(6,949)	(2,774)	-60.1%	(9.5)	(4.5)	-52.6%
Income (Loss) Before Income Taxes	(4,786)	3,143	N/A	(6.5)	5.1	N/A
Income Tax	(316)	(1,256)	297.5%	(0.4)	(2.0)	371.7%
Extraordinary Items	-	-	N/A	0.0	0.0	N/A
Minority Interest	40	(195)	N/A	0.1	(0.3)	N/A
Negative Goodwill Amortization	1	-	N/A	0.0	0.0	N/A
Net Income (Loss)	(5,061)	1,692	N/A	(6.9)	2.7	N/A

1 Exchange rate on March 31 2004 US$1.00 = 616.41
Exchange rate on March 31 2003 US$1.00 = 731.56